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                                                                   EXHIBIT (10)k

                        INCENTIVE COMPENSATION AGREEMENT
                        --------------------------------


          This Incentive Compensation Agreement ("Agreement") is made effective as of February 1, 1994 between PacifiCorp, an Oregon corporation (the "Company") and Frederick W. Buckman (the "Executive").

          The Executive is leaving employment with Consumers Power Co. to become employed by the Company as its President and chief executive officer effective February 1, 1994. The Company wishes to provide incentive compensation to the Executive to induce him to accept such employment and to perform in such a way as to enhance the investment return to the Company's shareholders. Part of the inducement will be achieved by causing the Executive to hold a substantial investment in the Company's common stock (the "Common Stock"). Therefore, the Company and the Executive agree as follows:

     1. 1993 BONUS FROM CONSUMERS POWER CO. The Company shall pay the Executive the difference, if any, between the annual cash bonus for 1993 from Consumers Power Co. he would have received if he had remained employed by Consumers Power Co. and the amount he actually receives. Such payment shall be made in cash on, or as soon as practicable after, the date such amount would have been received by the Executive from Consumers Power Co.

     2. ANNUAL CASH INCENTIVE. If the Executive continues in employment with the Company until December 31, 1994, the Executive's annual cash incentive from the Company for 1994 shall be $252,083, payable in the first quarter of 1995 at the same time as cash incentive payments are made to other executive employees of the Company. For 1995 and subsequent years, the Executive's annual cash incentive shall be determined by the Personnel Committee of the Company's Board of Directors (the "Committee") under the general procedures with respect to such incentive compensation established by the Committee from time to time.

     3. LONG TERM INCENTIVE PLAN GRANT. Any grant of restricted stock to the Executive under the Company's Long Term Incentive Plan that is based on services performed in 1994 shall be in an amount that is eleven twelfths of 15,000 shares.

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     4.   INITIAL GRANT OF COMMON STOCK.  The Company hereby grants to the
Executive 25,000 shares of Common Stock (the "Initial Grant") as of February 1, 1994. The Initial Grant shall become vested if the Executive continues in employment with the Company until specified dates as follows:


                    DATES               PERCENT VESTED
                    -----               --------------
           Before February 1, 1995            0%
               February 1, 1995              25%
               February 1, 1996              50%
               February 1, 1997              75%
               February 1, 1998             100%

If the Executive's employment with the Company terminates before February 1, 1998 for any reason, he shall forfeit the percentage of the Initial Grant that is not vested on the termination date.

     5.   MATCHING GRANTS OF COMMON STOCK.

          5.1 The Company shall make matching grants of up to 25,000 shares of Common Stock (the "Matching Grants") to the Executive, as provided in 5.2. The Matching Grants shall be based on the Executive's purchases of Common Stock on the public market, on the Executive's purchases of Common Stock through the Company's Dividend Reinvestment and Stock Purchase Plan, or through investment in the PacifiCorp Stock Fund of the PacifiCorp K Plus Employee Savings and Stock Ownership Plan directed by the Executive for his own account (collectively, "Purchases").

          5.2 The Company shall make a Matching Grant to the Executive of shares of Common Stock equal to the number of shares of Common Stock acquired in Purchases made in 1994 through 1997, not to exceed 25,000 shares of Common Stock for the entire period, subject to the restriction described in 5.3. The Matching Grant with respect to each of such Purchases shall be made as soon as practicable after the escrow holder under 6.2 receives sufficient information to confirm the Purchase.

          5.3 Matching Grants shall be subject to the following vesting restriction. If fewer than 6,250 shares of Common Stock are acquired in Purchases for any of the calendar years 1994, 1995, 1996 and 1997, the Executive shall forfeit any Matching Grants with respect to Purchases made for that year. When Purchases of 6,250 shares of Common Stock are made for any of the calendar years 1994, 1995, 1996 and 1997, the Matching Grants made with respect to those shares shall become vested. The forfeiture of unvested Matching Grants under this restriction shall occur as of December 31 of the year as to which the shares acquired in Executive's Purchases total fewer than 6,250 shares.


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          5.4  If the Executive makes Purchases in excess of 6,250 shares of
Common Stock during any calendar year in the period 1994 through 1996, the excess and related Matching Grants shall be carried over and treated as made in Purchases for succeeding years. Thus, for example, if the Executive acquired 12,500 shares of Common Stock in a Purchase on June 15, 1994, the Company would make a Matching Grant of 12,500 as soon as practicable after that date and all of the Matching Grant would be immediately vested, having satisfied the vesting restriction for 1994 and for 1995.

     6.   PURCHASE OF COMMON STOCK AND PLACEMENT IN ESCROW.

          6.1 When the Executive is entitled to an Initial Grant or Matching Grant under this Agreement, the Company shall pay to a securities broker or other third party an amount equal to the purchase price of the granted shares with instructions to purchase such shares on the market in the Executive's name and deliver them to the escrow holder under 6.2. Payment for the Initial Grant shall be made upon execution of this Agreement by the Company and the Executive.

          6.2 For purposes of facilitating the enforcement of the provisions of Sections 4 and 5 of this Agreement, the Initial Grant shares and Matching Grant shares shall be issued in the Executive's name and the certificate or certificate(s) representing such shares shall be delivered, together with a stock power or stock powers executed by the Executive, in blank, to an individual designated by the Committee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions as are in accordance with the terms of this Agreement. The Executive hereby acknowledges that such individual is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is irrevocable.

          6.3 The Executive agrees that the escrow holder under 6.2 shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent with respect thereto. Upon release of the Initial Grant shares or Matching Grant shares from the restrictions provided by Sections 4 or 5, the escrow holder shall deliver to the Executive or, in the event of the Executive's death, to the Executive's successor a certificate or certificates representing the granted shares.


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     7.   RIGHTS AS SHAREHOLDER.  Subject to the provisions of this Agreement, the Executive shall be entitled to all of the rights of a shareholder with respect to the Initial Grant shares and Matching Grant shares, including the right to vote such shares and to receive ordinary dividends payable with respect to such shares from the date of the grant.

     8. TRANSFER RESTRICTIONS. None of the Initial Grant shares or Matching Grant shares may be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Executive prior to the date such shares become vested under the provisions of Sections 4 and 5.

     9. MERGERS, CONSOLIDATIONS OR CHANGES IN CAPITAL STRUCTURE. If, after the date of this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which Common Stock is converted into cash, any Common Stock, other securities or other consideration issued or distributed with respect to the Initial Grant shares or Matching Grant shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

     10. WITHHOLDING TAXES. The Company shall take income tax withholding and other payroll taxes from any cash payment to the Executive under this Agreement. The Company shall have the right to require the Executive to remit to the Company, or to withhold from other amounts payable to the Executive, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements with respect to Initial Grants or Matching Grants or vesting thereof.

     11.  MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed under the laws of the state of Oregon, exclusive of choice of law rules. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.


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          (b)  This is the entire agreement between the parties with respect to the Executive's incentive compensation for 1994 and this Agreement supersedes all prior oral or written agreements between the Company and the Executive relating to that subject matter.

          (c) This Agreement may be amended or modified only by written consent of the Company and the Executive.

          Company:                 PACIFICORP, an Oregon corporation



                                   By: JOHN C. HAMPTON
                                       -----------------------------
                                      Its: Chairman of the Personnel
                                           Committee



          Executive:               FREDERICK W. BUCKMAN
                                   ---------------------------------
                                   Frederick W. Buckman


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